Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Five9, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated herein by reference. Our report refers to a change to its method of accounting for leases as of January 1, 2019.
/s/ KPMG LLP
San Francisco, California
February 26, 2021